Exhibit 99.1

Group Nine Acquisition Corp. Prices a $200M

Initial Public Offering

New York, NY (January 14, 2021) Group Nine Acquisition Corp. (“GNAC” or the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10 per unit for aggregate gross proceeds of $ 200,000,000.

GNAC is a newly organized, blank check company formed by Group Nine Media, Inc. for the purpose of carrying out a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

The units will trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GNACU” and will begin trading tomorrow, January 15, 2021. Each unit consists of one share of our Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “GNAC” and “GNACW,” respectively.

The company will be led by Chief Executive Officer and Director Ben Lerer, who concurrently serves as the CEO of Group Nine Media. Brian Sugar, President of Group Nine Media, will be President and a director of GNAC.

Richard D. Parsons, Co-Founder and Partner of Imagination Capital and a director of Lazard Ltd and Lazard Group as well as the former CEO of Time-Warner and former Chairman of CitiGroup, will join the board of directors.

Jen Wong, Chief Operating Officer at Reddit and the former President of Digital and COO of Time Inc., will also join the board of directors.

Sean Macnew, CFO of Group Nine Media, will be Chief Financial Officer of the Company.

Barclays and Code Advisors are acting as underwriters for the offering. GNAC has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any. The offering is expected to close on January 20, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847.

A registration statement related to these securities has been filed with the Securities and Exchange Commission (SEC) and became effective on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:

April Mellody

april@groupninemedia.com